Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
January 20, 2011	Meghan O’Leary
Investor Relations
NASDAQ: SIVB	(408) 654-6364

SVB FINANCIAL GROUP ANNOUNCES 2010 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

SANTA CLARA, Calif. — January 20, 2011 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2010.

Consolidated net income available to common stockholders for the fourth quarter of 2010 was $17.5 million, or $0.41 per diluted common share, compared to $37.8 million, or $0.89 per diluted common share, for the third quarter of 2010, and $6.0 million, or $0.16 per diluted common share, for the fourth quarter of 2009. Consolidated net income for the third quarter of 2010 included pre-tax gains of $23.6 million from the sale of certain agency-backed available-for-sale securities. Consolidated net income for the fourth quarter of 2009 included a non-cash charge of $11.4 million related to our redemption of preferred stock issued under the U.S. Treasury’s TARP Capital Purchase Program (“CPP”). Excluding these items, net income for the third quarter of 2010 and fourth quarter of 2009 was $23.6 million, or $0.55 per diluted common share, and $17.5 million, or $0.47 per diluted common share, respectively. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below.)

“Our fourth quarter was marked by outstanding loan growth, high credit quality, and continued growth in deposits,” said Ken Wilcox, CEO of SVB Financial Group. “Our clients are increasingly optimistic about their improving business conditions and our results clearly reflect that optimism. While the slow pace of the broader economic recovery remained a challenge during the quarter and is still a concern, we made the most of the significant opportunities before us. We continued to win new clients and increase our market share. We also invested significantly in people and infrastructure to support our long-term growth and, in some cases, accelerated our planned investments. These investments will ensure we have the right senior teams in place to drive our global expansion, particularly in the UK and China, as well as a strong and flexible information technology infrastructure to support our future growth.”

Highlights of our fourth quarter 2010 results (compared to third quarter 2010, unless otherwise noted) included:

•

An increase in average loan balances of $508.6 million, or 11.3 percent, to $5.0 billion for the fourth quarter of 2010, compared to $4.5 billion for the third quarter of 2010. Period-end loan balances increased by $662.5 million, or 13.6 percent, to $5.5 billion at December 31, 2010, compared to $4.9 billion at September 30, 2010.

•	Provision for loan losses was $15.5 million for the fourth quarter of 2010, primarily the result of the increase in period-end loan balances and net charge-offs of $7.2 million.

•	Increase in average deposit balances of $1.4 billion, or 11.6 percent, to $13.3 billion for the fourth quarter of 2010, compared to $11.9 billion for the third quarter of 2010.

•	An increase in average available-for-sale securities of $1.6 billion, or 30.3 percent, primarily due to our strategy of investing excess cash resulting from our continued deposit growth.

•

Loan interest income increased by $8.6 million, which was offset by lower interest income from our available-for-sale securities due to the sales of $492.9 million in the third quarter of 2010 and paydowns being re-invested in lower-yielding securities, as well as an increase in borrowing expense due to the full-quarter impact of the issuance of $350 million in 5.375% senior notes. As a result, our net interest income decreased by $1.8 million, or 1.7 percent.

•

An increase in noninterest expense of $11.7 million, or 11.3 percent, primarily due to an increase in professional services expense due to the acceleration of spending for certain infrastructure projects and related legal fees, as well as an increase in compensation and benefits expense primarily due to increased incentive compensation related expenses.

Consolidated net income available to common stockholders for the year ended December 31, 2010 was $95.0 million, or $2.24 per diluted common share, compared to $22.7 million, or $0.66 per diluted common share, for 2009. Consolidated net income for the year ended December 31, 2010 included pre-tax gains of $24.7 million from the sale of certain agency and non-agency backed available-for-sale securities in the second and third quarters of 2010. Excluding these gains, net income for the year ended December 31, 2010 was $80.1 million, or $1.89 per diluted common share. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below.)

Fourth Quarter 2010 Summary

	Three months ended					Year ended
				% change from
(Dollars in millions, except share data and ratios)	December 31, 2010	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009	% change
Income statement:
Diluted earnings per common share	$0.41	$0.89	$0.16	(53.9)%	156.3%	$2.24	$0.66	NM %
Net income attributable to SVBFG	17.5	37.8	20.7	(53.7)	(15.5)	95.0	48.0	97.9
Net income available to common stockholders	17.5	37.8	6.0	(53.7)	191.7	95.0	22.7	NM
Net interest income	104.5	106.3	102.1	(1.7)	2.4	418.1	382.2	9.4
Provision for loan losses	15.5	11.0	17.3	40.9	(10.4)	44.6	90.2	(50.6)
Noninterest income	71.9	86.2	40.7	(16.6)	76.7	247.5	97.7	153.3
Noninterest expense	115.9	104.2	87.9	11.2	31.9	422.8	343.9	22.9
Non-GAAP net income available to common stockholders (1)	17.5	23.6	17.5	(25.8)	—	80.1	38.2	109.7
Non-GAAP diluted earnings per common share (1)	0.41	0.55	0.47	(25.5)	(12.8)	1.89	1.12	68.8
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of available-for-sale securities (1)	52.1	45.0	34.1	15.8	52.8	168.6	122.6	37.5
Non-GAAP noninterest expense, net of noncontrolling interests (1)	112.6	101.2	84.6	11.3	33.1	410.5	327.3	25.4

Fully taxable equivalent:
Net interest income (2)	$105.0	$106.9	$102.7	(1.8)%	2.2%	$420.2	$384.4	9.3%
Net interest margin	2.74%	3.14%	3.57%	(12.7)	(23.2)	3.08%	3.73%	(17.4)

Shares outstanding:
Common	42,268,201	41,964,764	41,338,389	0.7%	2.2%	42,268,201	41,338,389	2.2%
Basic weighted average	42,067,453	41,930,456	36,475,822	0.3	15.3	41,773,652	33,900,913	23.2
Diluted weighted average	42,802,817	42,512,515	37,214,151	0.7	15.0	42,478,340	34,182,728	24.3

Balance sheet:
Average total assets	$16,526.2	$14,755.6	$12,487.1	12.0%	32.3%	$14,858.2	$11,326.3	31.2%
Average loans, net of unearned income	5,007.1	4,498.5	4,368.0	11.3	14.6	4,435.9	4,699.7	(5.6)
Average available-for-sale securities	6,878.1	5,279.0	3,295.3	30.3	108.7	5,347.3	2,282.3	134.3
Average noninterest-bearing demand deposits	8,016.1	6,925.0	5,998.4	15.8	33.6	7,217.0	5,289.3	36.4
Average interest-bearing deposits	5,280.9	4,994.2	3,884.5	5.7	35.9	4,811.4	3,504.8	37.3
Average total deposits	13,297.0	11,919.2	9,882.9	11.6	34.5	12,028.3	8,794.1	36.8
Average short-term borrowings	56.4	52.9	49.5	6.6	13.9	50.0	46.1	8.5
Average long-term debt	1,225.2	918.8	868.9	33.3	41.0	968.4	923.9	4.8
Period-end total assets	17,527.8	15,660.1	12,841.4	11.9	36.5	17,527.8	12,841.4	36.5
Period-end loans, net of unearned income	5,521.7	4,859.2	4,548.1	13.6	21.4	5,521.7	4,548.1	21.4
Period-end available-for-sale securities	7,918.0	6,003.2	3,938.2	31.9	101.1	7,918.0	3,938.2	101.1
Period-end non-marketable securities	721.5	656.1	553.5	10.0	30.4	721.5	553.5	30.4
Period-end noninterest-bearing demand deposits	9,011.5	7,449.1	6,299.0	21.0	43.1	9,011.5	6,299.0	43.1
Period-end interest-bearing deposits	5,325.4	4,965.9	4,032.9	7.2	32.0	5,325.4	4,032.9	32.0
Period-end total deposits	14,336.9	12,414.9	10,331.9	15.5	38.8	14,336.9	10,331.9	38.8

Off-balance sheet:
Average total client investment funds	$16,298.4	$15,973.7	$16,101.1	2.0%	1.2%	$15,711.1	$16,593.6	(5.3)%
Period-end total client investment funds	16,893.7	16,079.6	15,597.8	5.1	8.3	16,893.7	15,597.8	8.3
Total unfunded credit commitments	6,270.5	5,892.1	5,338.7	6.4	17.5	6,270.5	5,338.7	17.5

Earnings ratios:
Return on average assets (annualized) (3)	0.42%	1.02%	0.66%	(58.8)%	(36.4)%	0.64%	0.42%	52.4%
Return on average common SVBFG stockholders’ equity (annualized) (4)	5.37	11.84	2.44	(54.6)	120.1	7.72	2.68	188.1

Asset quality ratios:
Allowance for loan losses as a percentage of total gross loans	1.48%	1.52%	1.58%	(2.6)%	(6.3)%	1.48%	1.58%	(6.3)%
Gross charge-offs as a percentage of average total gross loans (annualized)	0.84	1.08	2.98	(22.2)	(71.8)	1.15	3.03	(62.0)
Net charge-offs as a percentage of average total gross loans (annualized)	0.57	0.73	2.84	(21.9)	(79.9)	0.77	2.64	(70.8)

Other ratios:
Total risk-based capital ratio	17.35%	19.10%	19.94%	(9.2)%	(13.0)%	17.35%	19.94%	(13.0)%
Operating efficiency ratio (5)	65.52	53.95	61.29	21.4	6.9	63.32	71.33	(11.2)
Period-end loans, net of unearned income, to deposits	38.51	39.14	44.02	(1.6)	(12.5)	38.51	44.02	(12.5)
Average loans, net of unearned income, to deposits	37.66	37.74	44.20	(0.2)	(14.8)	36.88	53.44	(31.0)

Non-GAAP ratios:
Tangible common equity to tangible assets (1)	7.27%	8.10%	8.78%	(10.2)%	(17.2)%	7.27%	8.78%	(17.2)%
Tangible common equity to risk-weighted assets (1)	13.54	15.17	15.05	(10.7)	(10.0)	13.54	15.05	(10.0)
Non-GAAP return on average assets (annualized) (1) (6)	0.42	0.63	0.66	(33.3)	(36.4)	0.54	0.46	17.4
Non-GAAP return on average common SVBFG stockholders’ equity (annualized) (1) (7)	5.37	7.39	7.05	(27.3)	(23.8)	6.51	4.51	44.3
Non-GAAP operating efficiency ratio(1)	71.67	66.65	61.84	7.5	15.9	69.71	64.56	8.0

Other statistics:
Period-end SVB prime lending rate	4.00%	4.00%	4.00%	—%	—%	4.00%	4.00%	—%
Average SVB prime lending rate	4.00	4.00	4.00	—	—	4.00	4.00	—
Average full-time equivalent employees	1,353	1,321	1,256	2.4	7.7	1,305	1,259	3.7
Period-end full-time equivalent employees	1,357	1,341	1,258	1.2	7.9	1,357	1,258	7.9

NM—Not meaningful.

(1)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures.”
(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for each of the quarters ended December 31, 2010, September 30, 2010 and December 31, 2009. The taxable equivalent adjustments were $2.1 million and $2.2 million for the years ended December 31, 2010 and 2009, respectively.

(3)	Ratio represents annualized consolidated net income attributable to SVB Financial Group (“SVBFG”) divided by quarterly and annual average assets.
(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and annual average SVBFG stockholders’ equity (excluding preferred equity).
(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.
(6)	Ratio represents non-GAAP annualized consolidated net income attributable to SVBFG (excluding a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and pre-tax gains of $23.6 million and $1.1 million from the sale of certain agency and non-agency backed available-for-sale securities in the third quarter and second quarter of 2010, respectively) divided by quarterly and annual average assets. (See reconciliation of non-GAAP consolidated net income under section “Use of Non-GAAP Financial Measures” provided below.)
(7)	Ratio represents non-GAAP annualized consolidated net income available to common stockholders (excluding a non-tax deductible charge of $11.4 million related to CPP repayment in the fourth quarter of 2009, a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and pre-tax gains of $23.6 million and $1.1 million from the sale of certain agency and non-agency backed available-for-sale securities in the third quarter and second quarter of 2010, respectively) divided by quarterly and annual average SVBFG stockholders’ equity (excluding preferred equity). (See reconciliation of non-GAAP consolidated net income under section “Use of Non-GAAP Financial Measures” provided below.)

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $105.0 million for the fourth quarter of 2010, compared to $106.9 million for the third quarter of 2010 and $102.7 million for the fourth quarter of 2009. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate changes from the third quarter to the fourth quarter of 2010. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

	Q4’10 compared to Q3’10
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(299)	$96	$(203)
Available-for-sale securities	8,267	(14,724)	(6,457)
Loans	9,076	(468)	8,608

Increase (decrease) in interest income, net	17,044	(15,096)	1,948

Interest expense:
Deposits	199	(519)	(320)
Short-term borrowings	2	(1)	1
Long-term debt	4,235	(142)	4,093

Increase (decrease) in interest expense, net	4,436	(662)	3,774

Increase (decrease) in net interest income	$12,608	$(14,434)	$(1,826)

The decrease in net interest income, on a fully taxable equivalent basis, from the third quarter to the fourth quarter of 2010, was primarily attributable to the following:

•

A decrease in interest income of $6.5 million from our available-for-sale securities portfolio, primarily due to low investment yields on new purchases in the current rate environment, the full impact of re-invested proceeds from higher-yielding securities sold in the third quarter of 2010 and re-investment of paydowns in the fourth quarter of 2010. This decrease was partially offset by an increase in interest income from an increase in average balances of $1.6 billion as a result of our continued deposit growth.

•

An increase of $4.1 million in interest expense for the fourth quarter of 2010 from our long-term debt primarily related to the full quarter impact of our issuance of $350 million of 5.375% senior notes in September 2010. We intend to use approximately $250 million of the net proceeds from the sale of the notes to repay our 3.875% convertible senior notes when they become due on April 15, 2011.

•	An increase in interest income of $8.6 million from our loan portfolio mainly attributable to growth in average loan balances of $508.6 million.

Net interest margin, on a fully taxable equivalent basis, was 2.74 percent for the fourth quarter of 2010, compared to 3.14 percent for the third quarter of 2010 and 3.57 percent for the fourth quarter of 2009. The decrease from the third quarter to the fourth quarter of 2010 was primarily due to sales in the third quarter of 2010 and paydowns of available-for-sale securities in the third and fourth quarters of 2010 being re-invested in lower-yielding securities and the full quarter impact of our issuance of $350 million of 5.375% senior notes in September 2010. Net interest margin was also impacted by the significant growth of our deposits, which were invested in lower-yielding available-for-sale securities due to the current low rate environment.

Net interest margin, on a fully taxable equivalent basis, was 3.08 percent and 3.73 percent for the years ended December 31, 2010 and 2009, respectively. While our net interest margin declined year-over-year, net interest income, on a fully taxable equivalent basis, increased by $35.8 million to $420.2 million for the year ended December 31, 2010, compared to $384.4 million for the comparable 2009 period, primarily due to the growth in deposits and the resulting investment of excess cash.

For the fourth quarter of 2010, 73.5 percent, or $3.9 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in our prime-lending rate or other variable indices. This compares to 70.8 percent, or $3.3 billion, for the third quarter of 2010 and 70.4 percent, or $3.1 billion, for the fourth quarter of 2009. For the fourth quarter of 2010, average variable-rate available-for-sale securities were $2.5 billion, or 36.7 percent of our available-for-sale securities portfolio compared to $1.2 billion, or 22.1 percent in the third quarter of 2010. These securities have variable coupons that are indexed to and change with movements in the one-month Libor rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to maximize portfolio yield over the long-term in a manner consistent with our liquidity, credit diversification and asset/liability strategies.

Average available-for-sale securities increased by $1.6 billion to $6.9 billion for the fourth quarter of 2010, compared to $5.3 billion for the third quarter of 2010 and $3.3 billion for the fourth quarter of 2009. Period-end available-for-sale securities were $7.9 billion at December 31, 2010, compared to $6.0 billion at September 30, 2010 and $3.9 billion at December 31, 2009. The period-end increase of $1.9 billion from September 30, 2010 to December 31, 2010 was primarily due to purchases of new investments of $2.6 billion in the fourth quarter of 2010, partially offset by paydowns of $625.0 million in securities. The purchases of new investments of $2.6 billion in the fourth quarter of 2010 were comprised of $1.4 billion in U.S. agency debentures at an average yield of approximately 1.33 percent, $1.1 billion in variable rate agency-issued collateralized mortgage obligations at an average yield of approximately 0.65 percent and $177.1 million in agency-issued mortgage-backed securities at an average yield of approximately 2.87 percent.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents investments managed by SVB Capital, investments in sponsored debt funds and other strategic investments as part of our investment funds management business. They include funds of funds, co-investment funds and debt funds, as well as direct equity investments in portfolio companies and fund investments.

Period-end non-marketable securities were $721.5 million ($298.1 million net of noncontrolling interests) as of December 31, 2010, compared to $656.1 million ($280.1 million net of noncontrolling interests) as of September 30, 2010 and $553.5 million ($233.0 million net of noncontrolling interests) as of December 31, 2009. The increase from the third quarter to the fourth quarter of 2010 was primarily attributable to additional capital calls for fund investments in the fourth quarter of 2010, as well as gains from our managed funds of funds and managed co-investment funds. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $5.0 billion for the fourth quarter of 2010, compared to $4.5 billion for the third quarter of 2010 and $4.4 billion for the fourth quarter of 2009. Period-end loans, net of unearned income, were $5.5 billion at December 31, 2010, compared to $4.9 billion at September 30, 2010 and $4.5 billion at December 31, 2009. The increase in loan balances from the third quarter to the fourth quarter of 2010 came from all our client industry segments, with particularly strong growth in loans to venture capital/private equity and software industry clients. During the fourth quarter of 2010, we added 428 new loan clients, resulting in $575.5 million in new funded loans. This compares to 423 new loan clients in the third quarter of 2010, resulting in $534.8 million in new funded loans.

Our nonperforming loans totaled $39.5 million at December 31, 2010, compared to $45.0 million at September 30, 2010 and $52.7 million at December 31, 2009. The allowance for loan losses related to impaired loans was $6.9 million, $6.5 million and $8.9 million at December 31, 2010, September 30, 2010 and December 31, 2009, respectively.

The following table provides a summary of loans (individually or in the aggregate) to any single client, equal to or greater than $20 million, by industry sector at December 31, 2010, September 30, 2010 and December 31, 2009:

	Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million at
(Dollars in thousands, except ratios and client data)	December 31, 2010	September 30, 2010	December 31, 2009
Commercial loans:
Software	$329,297	$346,149	$241,118
Hardware	85,760	55,251	114,840
Clean technology	37,920	40,000	20,114
Venture capital/private equity	409,398	307,200	371,728
Life science	189,565	169,485	45,667
Premium wine (1)	6,500	12,972	14,915
Other	134,602	57,922	20,125

Total commercial loans	1,193,042	988,979	828,507

Real estate secured loans:
Premium wine (1)	47,314	60,850	61,871
Consumer loans (2)	—	20,051	40,064

Total real estate secured loans	47,314	80,901	101,935

Consumer loans (2)	39,200	40,000	47,115

Total	$1,279,556	$1,109,880	$977,557

Loans individually equal to or greater than $20 million as a percentage of total gross loans	23.0%	22.7%	21.3%

Total clients with loans individually equal to or greater than $20 million	38	36	33

Loans individually equal to or greater than $20 million on nonaccrual status	$—	$20,051	$20,407

Loans individually equal to or greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	—%	1.8%	2.1%

(1)	Premium Wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.
(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

The increase in balances for loan clients individually equal to or greater than $20 million from September 30, 2010 to December 31, 2010 came primarily from loans to venture capital/private equity clients for capital calls.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Year ended
(Dollars in thousands, except ratios)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Allowance for loan losses, beginning balance	$74,369	$71,789	$86,713	$72,450	$107,396
Provision for loan losses	15,504	10,971	17,291	44,628	90,180
Gross loan charge-offs	(10,637)	(12,289)	(33,106)	(51,239)	(143,570)
Loan recoveries	3,391	3,898	1,552	16,788	18,444

Allowance for loan losses, ending balance	$82,627	$74,369	$72,450	$82,627	$72,450

Provision as a percentage of total gross loans (annualized)	1.10%	0.89%	1.50%	0.80%	1.97%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.84	1.08	2.98	1.15	3.03
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.57	0.73	2.84	0.77	2.64
Allowance for loan losses as a percentage of total gross loans	1.48	1.52	1.58	1.48	1.58
Total gross loans at period-end	$5,567,205	$4,900,129	$4,582,966	$5,567,205	$4,582,966
Average total gross loans	5,048,428	4,534,485	4,402,909	4,471,706	4,739,210

Our provision for loan losses was $15.5 million for the fourth quarter of 2010, an increase of $4.5 million from the third quarter of 2010. Gross loan charge-offs of $10.6 million for the fourth quarter of 2010 were primarily from our software client portfolio. Gross loan charge-offs included $2.5 million of loans that were reserved for as impaired loans at September 30, 2010. Loan recoveries of $3.4 million for the fourth quarter of 2010 were primarily from our software and hardware client portfolios.

Our allowance for loan losses increased by $8.2 million to $82.6 million at December 31, 2010 compared to $74.4 million at September 30, 2010. The $8.2 million increase was primarily due to increases in loan balances. Our allowance for loan losses as a percentage of total gross loans decreased from 1.52 percent at September 30, 2010 to 1.48 percent at December 31, 2010, primarily due to a reduction in the reserve for our performing loans. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans was 1.37 percent at December 31, 2010, compared to 1.40 percent at September 30, 2010.

Deposits

Average deposits were $13.3 billion for the fourth quarter of 2010, compared to $11.9 billion for the third quarter of 2010 and $9.9 billion for the fourth quarter of 2009. Period-end deposits were $14.3 billion at December 31, 2010, compared to $12.4 billion at September 30, 2010 and $10.3 billion at December 31, 2009. The period-end increase from September 30, 2010 to December 31, 2010 came primarily from increases in our noninterest-bearing demand deposits, which increased by $1.6 billion to $9.0 billion. The overall increase in our deposit balances was primarily due to the continued lack of attractive market investment opportunities for our deposit clients.

Noninterest Income

Noninterest income was $71.9 million for the fourth quarter of 2010, compared to $86.2 million for the third quarter of 2010 and $40.7 million for the fourth quarter of 2009. The decrease of $14.3 million in noninterest income from the third quarter to the fourth quarter of 2010 was primarily driven by the following factors:

•

Net gains on investment securities of $25.9 million for the fourth quarter of 2010, compared to $46.6 million for the third quarter of 2010. The net gains of $25.9 million for the fourth quarter of 2010 were primarily due to $10.2 million of gains from our managed co-investment funds primarily related to valuation adjustments and $11.0 million of realized and unrealized gains from our managed funds of funds related to distributions and valuation adjustments.

As of December 31, 2010, we held investments, either directly or through ten of our managed investment funds, in 450 venture capital and private equity funds, 66 companies and five debt funds.

The following tables provide a summary of net gains on investment securities, net of noncontrolling interests, for the three months ended December 31, 2010 and September 30, 2010, respectively:

	Three months ended December 31, 2010
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total

Total gains on investment securities, net	$10,175	$11,023	$2,369	$350	$2,023	$25,940
Less: income attributable to noncontrolling interests, including carried interest	9,678	9,727	22	—	—	19,427

Non-GAAP net gains on investment securities, net of noncontrolling interests (1)	$497	$1,296	$2,347	$350	$2,023	$6,513

	Three months ended September 30, 2010
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total

Total gains on investment securities, net	$8,552	$11,825	$1,527	$23,605	$1,102	$46,611
Less: gains on sales of available-for-sale securities	—	—	—	23,605	—	23,605

Net gains on investment securities excluding gains on sales of available-for-sale securities	8,552	11,825	1,527	—	1,102	23,006
Less: income attributable to noncontrolling interests, including carried interest	6,710	10,081	26	—	—	16,817

Non-GAAP net gains on investment securities, net of noncontrolling interests (1)	$1,842	$1,744	$1,501	$—	$1,102	$6,189

1)	A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures.”

•

A decrease in other noninterest income of $0.6 million, mainly driven by net losses of $0.4 million from revaluation of our foreign currency denominated loans for the fourth quarter of 2010, compared to net gains of $2.9 million for the third quarter of 2010. The net losses of $0.4 million for the fourth quarter of 2010 were primarily due to the strengthening of the U.S. dollar against the Euro and Pound Sterling, and were partially offset by net gains of $0.5 million from foreign exchange forward contracts, which we use to hedge the risk of our foreign currency denominated loans and are included in net gains (losses) on derivative instruments. This decrease was partially offset by an increase of $1.5 million in unfunded commitment fees primarily due to the recognition of an additional $1.4 million as a result of moving from a cash basis to an accrual basis in accordance with GAAP for recognizing these fees.

•

Net gains on derivative instruments were $5.0 million for the fourth quarter of 2010, compared to $1.3 million for the third quarter of 2010. The following table provides a summary of our net gains (losses) on derivative instruments:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$662	$420	$426	$1,914	$1,730
Gains (losses) on internal foreign exchange forward contracts, net (1)	532	(2,987)	406	710	(2,258)

Total gains (losses) on foreign exchange forward contracts, net	1,194	(2,567)	832	2,624	(528)
Change in fair value of interest rate swap	—	—	—	—	(170)
Net gains on other derivatives	280	62	—	342	—
Net gains (losses) on equity warrant assets	3,483	3,762	538	6,556	(55)

Total gains (losses) on derivative instruments, net	$4,957	$1,257	$1,370	$9,522	$(753)

1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded in the line item “Other” as part of noninterest income, a component of consolidated net income.

The key changes in factors affecting net gains on derivative instruments from the third quarter to the fourth quarter of 2010 were as follows:

•

Net gains of $0.5 million from foreign exchange forward contracts hedging our foreign currency denominated loans in the fourth quarter of 2010, compared to net losses of $3.0 million in the third quarter of 2010. The net gains of $0.5 million in the fourth quarter of 2010 were primarily due to the strengthening of the U.S. dollar against the Euro and Pound Sterling, and were partially offset by net losses of $0.4 million from revaluation of foreign currency denominated loans that are included in the line item “Other” as part of noninterest income (as discussed above).

•

Net gains on equity warrant assets of $3.5 million for the fourth quarter of 2010, compared to net gains of $3.8 million for the third quarter of 2010. The net gains on equity warrant assets of $3.5 million for the fourth quarter of 2010 were driven by $3.5 million from valuation increases in our warrant portfolio and $0.4 million from the exercise of certain warrant positions, partially offset by $0.4 million from warrant cancellations and expirations.

•

An increase in deposit service charges of $2.1 million, primarily due to the recognition of an additional $2.4 million as a result of moving from a cash basis to an accrual basis in accordance with GAAP for recognizing these fees.

•

An increase in foreign exchange fees of $0.9 million, primarily due to improving business conditions for our clients, which has resulted in higher commissioned notional volumes. Commissioned notional volumes were $2.1 billion for the fourth quarter of 2010, compared to $1.9 billion for the third quarter of 2010.

Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain agency and non-agency backed available-for-sale securities, was $52.1 million for the fourth quarter of 2010, compared to $45.0 million for the third quarter of 2010 and $34.1 million for the fourth quarter of 2009. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains (losses) on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $115.9 million for the fourth quarter of 2010, compared to $104.2 million for the third quarter of 2010, compared to $87.9 million for the fourth quarter of 2009.

The following table provides a summary of certain noninterest expense items:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Compensation and benefits:
Salaries and wages	$29,921	$28,990	$26,481	$116,639	$108,417
Incentive compensation plan	17,091	15,020	7,872	57,484	25,163
Employee stock ownership plan	2,142	1,991	—	8,019	—
Other employee benefits (1)	17,459	16,169	14,236	66,464	56,051

Total compensation and benefits	66,613	62,170	48,589	248,606	189,631
Professional services	18,765	12,618	11,088	56,123	46,540
FDIC assessments	3,225	2,637	3,182	16,498	17,035
Provision for (reduction of) unfunded credit commitments	1,522	1,692	1,999	4,083	(1,367)
Impairment of goodwill	—	—	—	—	4,092
Other (2)	25,766	25,054	23,049	97,508	87,935

Total noninterest expense	$115,891	$104,171	$87,907	$422,818	$343,866

Period-end full-time equivalent employees	1,357	1,341	1,258	1,357	1,258
Average full-time equivalent employees	1,353	1,321	1,256	1,305	1,259

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee related expenses.
(2)	Other noninterest expense includes premises and equipment, net occupancy, business development and travel, correspondent bank fees and other noninterest expenses. For further details of noninterest expense items, please refer to the section “Interim Consolidated Statements of Income” provided below.

The key changes in factors affecting noninterest expense from the third quarter to the fourth quarter of 2010 were as follows:

•	An increase of $6.1 million in professional services expense, primarily due to the following:

•

An increase of $3.3 million in consulting fees, primarily related to the acceleration of spending for certain infrastructure projects, including our UK Branch project, Private Banking project, and certain initiatives to maintain and enhance our Information Technology infrastructure.

•

An increase of $2.3 million in legal fees, primarily due to increased loan activities and legal fees to support growth initiatives, including our UK Branch project and joint venture application in China.

•	An increase in compensation and benefits expense of $4.4 million, primarily as a result of the following:

•	An increase of $2.2 million in incentive compensation related expenses (including ESOP expenses), as we exceeded our internal performance targets for 2010.

•

An increase of $0.9 million in salaries and wages expense primarily due to an increase in the number of average full-time equivalent (“FTE”) employees, which increased by 32 to 1,353 FTEs for the fourth quarter of 2010, compared to 1,321 FTEs for the third quarter of 2010

•	An increase of $0.6 million in FDIC assessments, primarily due to an increase in average deposit balances in the fourth quarter of 2010.

Non-GAAP noninterest expense, net of noncontrolling interests, was $112.6 million for the fourth quarter of 2010, compared to $101.2 million for the third quarter of 2010 and $84.6 million for the fourth quarter of 2009. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax expense rate was 38.6 percent for the fourth quarter of 2010, compared to 39.8 percent for the third quarter of 2010 and 39.6 percent for the fourth quarter of 2009. The decrease in the tax rate from the third quarter to the fourth quarter of 2010 was primarily due to the higher effect of tax advantaged assets as a percentage of pre-tax income.

Our effective tax expense rate was 39.3 percent for the year ended December 31, 2010, compared to 42.3 percent for 2009. The decrease was primarily attributable to the effect of lower non-deductible expenses as a percentage of pre-tax income for the year ended December 31, 2010, and the effect of the $4.1 million non-deductible goodwill impairment charge associated with eProsper in the first quarter of 2009.

Our effective tax expense rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net (income) loss attributable to noncontrolling interests.

Noncontrolling Interests

Net income attributable to noncontrolling interests was $16.5 million for the fourth quarter of 2010, compared to $14.7 million for the third quarter of 2010 and $3.3 million for the fourth quarter of 2009. Net income attributable to noncontrolling interests of $16.5 million for the fourth quarter of 2010 was primarily a result of the following:

•

Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $19.4 million, stemming mainly from gains of $9.7 million from our managed funds of funds and $9.7 million from our managed co-investment funds.

•	Noninterest expense of $3.3 million, primarily related to management fees paid by the noncontrolling interests to the Company’s subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $5.7 million to $1.3 billion at December 31, 2010, primarily due to net income of $17.5 million in the fourth quarter of 2010 and an increase in additional-paid-in-capital of $11.7 million primarily from stock option exercises during the fourth quarter of 2010. These increases were partially offset by a decrease in accumulated other comprehensive income of $23.5 million, primarily due to decreases in the fair value of our fixed income investment portfolio as a result of increases in market rates.

Outlook for the Year Ending December 31, 2011

Our outlook for the year ending December 31, 2011 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items; nevertheless, we have provided directional guidance on two such items, specifically net gains (losses) on equity warrant assets and net gains (losses) on investment securities, net of noncontrolling interests. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2011, compared to our 2010 results, we currently expect the following outlook:

Current full year 2011 outlook compared to 2010 results (as of January 20, 2011)

Average loan balances	Increase at the percentage rate in the mid twenties

Average deposit balances	Increase at the percentage rate in the high single digits

Net interest income	Increase at the percentage rate in the high teens

Net interest margin	Between 3.30% and 3.40%

Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Between 1.30% and 1.40%

Net loan charge-offs	Comparable to 2010 levels of $34.5 million

Nonperforming loans as a percentage of total gross loans	Comparable to 2010 levels of 0.71%

Fees for deposit services, letters of credit, business credit card, client investment, and foreign exchange, in aggregate	Increase at the percentage rate in the high single digits

Net gains (losses) on equity warrant assets	Comparable to 2010 levels of $6.6 million

Net gains (losses) on investment securities (excluding gains from sales of available-for-sale securities), net of noncontrolling interests*	Between $4 million and $8 million

Noninterest expense* (excluding expenses related to noncontrolling interests)	Increase at the percentage rate in the low double digits

*	Non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2011” above and the quoted remarks regarding conditions affecting our clients, our positioning and the potential for economic recovery from our CEO, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook for our clients; our financial, credit (including the adequacy of our allowance for loan losses and relationship of allowance for loan losses to perceived economic conditions and credit quality), and business performance; expense levels; and financial results (and the components of such results) for the year 2011.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2011 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of initial public offerings and mergers & acquisitions activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (v) variations from our expectations as to factors impacting our cost structure, (vi) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (vii) accounting changes, as required by U.S. generally accepted accounting principles, and (viii) regulatory or legal changes, especially those related to the recent financial services reform legislation. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On January 20, 2011, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the fourth quarter and year ended December 31, 2010. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “36563462.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, January 20, 2011, through midnight on Tuesday, January 25, 2011, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “36563462.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 20, 2011.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. For management reporting purposes, we report the results of our operations through four operating segments: Global Commercial Bank, Relationship Management, SVB Capital, and Other Business Services. Our Other Business Services group consists of Sponsored Debt Funds & Strategic Investments and SVB Analytics. Headquartered in Santa Clara, California, SVB Financial Group operates through 26 offices in the U.S. as well as through offices internationally in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Interest income:
Loans	$89,324	$80,716	$80,258	$319,540	$335,806
Available-for-sale securities:
Taxable	25,929	32,375	28,329	127,422	81,536
Non-taxable	940	948	996	3,809	4,094
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,516	2,719	2,562	10,960	9,790

Total interest income	118,709	116,758	112,145	461,731	431,226

Interest expense:
Deposits	3,463	3,783	4,093	14,778	21,346
Borrowings	10,728	6,634	5,912	28,818	27,730

Total interest expense	14,191	10,417	10,005	43,596	49,076

Net interest income	104,518	106,341	102,140	418,135	382,150
Provision for loan losses	15,504	10,971	17,291	44,628	90,180

Net interest income after provision for loan losses	89,014	95,370	84,849	373,507	291,970

Noninterest income:
Gains (losses) on investment securities, net	25,940	46,611	6,681	93,360	(31,209)
Foreign exchange fees	9,943	9,091	8,161	36,150	30,735
Deposit service charges	9,386	7,324	7,344	31,669	27,663
Client investment fees	4,458	4,681	4,344	18,020	21,699
Credit card fees	3,832	3,139	2,618	12,685	9,314
Letters of credit and standby letters of credit income	2,613	2,752	2,093	10,482	10,333
Gains (losses) on derivative instruments, net	4,957	1,257	1,370	9,522	(753)
Other	10,735	11,381	8,131	35,642	29,961

Total noninterest income	71,864	86,236	40,742	247,530	97,743

Noninterest expense:
Compensation and benefits	66,613	62,170	48,589	248,606	189,631
Professional services	18,765	12,618	11,088	56,123	46,540
Premises and equipment	6,372	5,548	6,277	23,023	23,270
Business development and travel	5,695	5,153	4,436	20,237	14,014
Net occupancy	4,910	5,131	4,542	19,378	17,888
FDIC assessments	3,225	2,637	3,182	16,498	17,035
Correspondent bank fees	2,247	2,228	2,046	8,379	8,040
Provision for (reduction of) unfunded credit commitments	1,522	1,692	1,999	4,083	(1,367)
Impairment of goodwill	—	—	—	—	4,092
Other	6,542	6,994	5,748	26,491	24,723

Total noninterest expense	115,891	104,171	87,907	422,818	343,866

Income before income tax expense	44,987	77,435	37,684	198,219	45,847
Income tax expense	11,005	24,996	13,602	61,402	35,207

Net income before noncontrolling interests	33,982	52,439	24,082	136,817	10,640
Net (income) loss attributable to noncontrolling interests	(16,495)	(14,652)	(3,338)	(41,866)	37,370

Net income attributable to SVBFG	$17,487	$37,787	$20,744	$94,951	$48,010

Preferred stock dividend and discount accretion	—	—	(14,700)	—	(25,336)

Net income available to common stockholders	$17,487	$37,787	$6,044	$94,951	$22,674

Earnings per common share—basic	$0.42	$0.90	$0.17	$2.27	$0.67
Earnings per common share—diluted	$0.41	$0.89	$0.16	$2.24	$0.66
Weighted average common shares outstanding—basic	42,067,453	41,930,456	36,475,822	41,773,652	33,900,913
Weighted average common shares outstanding—diluted	42,802,817	42,512,515	37,214,151	42,478,340	34,182,728

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	December 31, 2010	September 30, 2010	December 31, 2009
Assets:
Cash and due from banks	$2,672,725	$3,387,204	$3,454,611
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	403,707	391,165	58,242

Cash and cash equivalents	3,076,432	3,778,369	3,512,853

Available-for-sale securities	7,917,967	6,003,198	3,938,188
Non-marketable securities	721,520	656,067	553,531

Investment securities	8,639,487	6,659,265	4,491,719

Loans, net of unearned income	5,521,737	4,859,205	4,548,094
Allowance for loan losses	(82,627)	(74,369)	(72,450)

Net loans	5,439,110	4,784,836	4,475,644

Premises and equipment, net of accumulated depreciation and amortization	44,545	41,917	31,736
Accrued interest receivable and other assets	328,187	395,682	329,447

Total assets	$17,527,761	$15,660,069	$12,841,399

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$9,011,538	$7,449,081	$6,298,988
Negotiable order of withdrawal (NOW)	69,287	38,134	53,200
Money market	2,272,883	2,067,620	1,292,215
Money market deposits in foreign offices	98,937	76,795	49,722
Time	382,830	378,687	332,310
Sweep	2,501,466	2,404,628	2,305,502

Total deposits	14,336,941	12,414,945	10,331,937

Short-term borrowings	37,245	59,735	38,755
Other liabilities	196,037	263,283	139,947
Long-term debt	1,209,260	1,225,810	856,650

Total liabilities	15,779,483	13,963,773	11,367,289

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 42,268,201 shares, 41,964,764 shares and 41,338,389 shares outstanding, respectively	42	42	41
Additional paid-in capital	422,334	410,590	389,490
Retained earnings	827,831	810,379	732,907
Accumulated other comprehensive income	24,143	47,600	5,905

Total SVBFG stockholders’ equity	1,274,350	1,268,611	1,128,343
Noncontrolling interests	473,928	427,685	345,767

Total equity	1,748,278	1,696,296	1,474,110

Total liabilities and total equity	$17,527,761	$15,660,069	$12,841,399

Capital ratios:
Total risk-based capital ratio	17.35%	19.10%	19.94%
Tier 1 risk-based capital ratio	13.63	15.03	15.45
Tier 1 leverage ratio	7.96	8.77	9.53
Tangible common equity to tangible assets ratio (1)	7.27	8.10	8.78
Tangible common equity to risk-weighted assets ratio	13.54	15.17	15.05

Other period-end statistics:
Loans, net of unearned income-to-deposits ratio	38.51%	39.14%	44.02%
Book value per common share (2)	$30.15	$30.23	$27.30
Full-time equivalent employees	1,357	1,341	1,258

(1)	Tangible common equity consists of SVBFG stockholders’ equity (excluding preferred equity) less acquired intangibles and goodwill. Tangible assets represent total assets less acquired intangibles.
(2)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity (excluding preferred equity) by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	December 31, 2010			September 30, 2010			December 31, 2009
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,340,219	$2,516	0.30%	$3,740,869	$2,719	0.29%	$3,755,892	$2,562	0.27%
Available-for-sale securities: (2)
Taxable	6,781,708	25,929	1.52	5,181,966	32,375	2.48	3,194,147	28,329	3.52
Non-taxable (3)	96,393	1,447	5.96	96,991	1,458	5.96	101,107	1,532	6.01
Total loans, net of unearned income (4)	5,007,127	89,324	7.08	4,498,487	80,716	7.12	4,367,985	80,258	7.29

Total interest-earning assets	15,225,447	119,216	3.11	13,518,313	117,268	3.45	11,419,131	112,681	3.92

Cash and due from banks	240,561			222,458			232,266
Allowance for loan losses	(80,347)			(77,937)			(91,653)
Other assets (5)	1,140,539			1,092,804			927,348

Total assets	$16,526,200			$14,755,638			$12,487,092

Funding sources:
Interest-bearing liabilities:
NOW deposits	$54,645	$58	0.42%	$48,284	$47	0.39%	$40,151	$40	0.40%
Regular money market deposits	151,159	103	0.27	154,716	104	0.27	144,655	123	0.34
Bonus money market deposits	2,112,901	1,470	0.28	1,809,122	1,350	0.30	1,203,460	1,158	0.38
Money market deposits in foreign offices	108,215	89	0.33	79,838	64	0.32	67,404	74	0.44
Time deposits	369,766	419	0.45	399,444	400	0.40	330,610	526	0.63
Sweep deposits	2,484,240	1,324	0.21	2,502,844	1,818	0.29	2,098,254	2,172	0.41

Total interest-bearing deposits	5,280,926	3,463	0.26	4,994,248	3,783	0.30	3,884,534	4,093	0.42
Short-term borrowings	56,399	27	0.19	52,949	26	0.19	49,525	15	0.12
5.375% senior notes	347,571	4,811	5.49	41,555	534	5.10	—	—	—
3.875% convertible senior notes	248,917	3,547	5.65	248,331	3,540	5.66	246,625	3,520	5.66
Junior subordinated debentures	55,577	830	5.92	55,621	831	5.93	55,974	893	6.33
Senior and subordinated notes	567,362	1,432	1.00	566,948	1,637	1.15	558,421	1,417	1.01
Other long-term debt	5,797	81	5.54	6,392	66	4.10	7,831	67	3.39

Total interest-bearing liabilities	6,562,549	14,191	0.86	5,966,044	10,417	0.69	4,802,910	10,005	0.83
Portion of noninterest-bearing funding sources	8,662,898			7,552,269			6,616,221

Total funding sources	15,225,447	14,191	0.37	13,518,313	10,417	0.31	11,419,131	10,005	0.35

Noninterest-bearing funding sources:
Demand deposits	8,016,091			6,924,973			5,998,373
Other liabilities	226,930			197,865			169,293
SVBFG stockholders’ equity	1,291,361			1,265,971			1,183,276
Noncontrolling interests	429,269			400,785			333,240
Portion used to fund interest-earning assets	(8,662,898)			(7,552,269)			(6,616,221)

Total liabilities and total equity	$16,526,200			$14,755,638			$12,487,092

Net interest income and margin		$105,025	2.74%		$106,851	3.14%		$102,676	3.57%

Total deposits	$13,297,017			$11,919,221			$9,882,907

Average SVBFG stockholders’ equity as a percentage of average assets			7.81%			8.58%			9.48%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(507)			(510)			(536)

Net interest income, as reported		$104,518			$106,341			$102,140

(1)	Includes average interest-bearing deposits in other financial institutions of $245.6 million, $237.8 million and $169.0 million for the quarters ended December 31, 2010, September 30, 2010 and December 31, 2009, respectively. For the quarters ended December 31, 2010, September 30, 2010 and December 31, 2009, balance also includes $2.7 billion, $3.4 billion and $3.5 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $748.4 million, $740.1 million and $578.0 million for the quarters ended December 31, 2010, September 30, 2010 and December 31, 2009, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Year ended
	December 31, 2010			December 31, 2009
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,869,781	$10,960	0.28%	$3,333,182	$9,790	0.29%
Available-for-sale securities: (2)
Taxable	5,249,884	127,422	2.43	2,179,181	81,536	3.74
Non-taxable (3)	97,443	5,860	6.01	103,150	6,298	6.11
Total loans, net of unearned income (4)	4,435,911	319,540	7.20	4,699,696	335,806	7.15

Total interest-earning assets	13,653,019	463,782	3.40	10,315,209	433,430	4.20

Cash and due from banks	232,058			238,911
Allowance for loan losses	(77,999)			(107,512)
Goodwill	—			1,000
Other assets (5)	1,051,158			878,733

Total assets	$14,858,236			$11,326,341

Funding sources:
Interest-bearing liabilities:
NOW deposits	$51,423	$208	0.40%	$42,022	$160	0.38%
Regular money market deposits	149,206	408	0.27	149,696	748	0.50
Bonus money market deposits	1,668,907	4,900	0.29	1,034,152	5,404	0.52
Money market deposits in foreign offices	83,253	272	0.33	62,440	416	0.67
Time deposits	361,921	1,786	0.49	355,602	2,445	0.69
Sweep deposits	2,496,649	7,204	0.29	1,860,899	12,173	0.65

Total interest-bearing deposits	4,811,359	14,778	0.31	3,504,811	21,346	0.61
Short-term borrowings	49,972	92	0.18	46,133	72	0.16
5.375% senior notes	98,081	5,345	5.45	—	—	—
3.875% convertible senior notes	248,056	14,147	5.70	245,756	14,043	5.71
Junior subordinated debentures	55,706	3,061	5.49	55,948	3,465	6.19
Senior and subordinated notes	559,915	5,895	1.05	560,398	9,166	1.64
Other long-term debt	6,620	278	4.20	61,752	984	1.59

Total interest-bearing liabilities	5,829,709	43,596	0.75	4,474,798	49,076	1.10
Portion of noninterest-bearing funding sources	7,823,310			5,840,411

Total funding sources	13,653,019	43,596	0.32	10,315,209	49,076	0.47

Noninterest-bearing funding sources:
Demand deposits	7,216,968			5,289,288
Other liabilities	189,475			179,795
SVBFG stockholders’ equity	1,230,569			1,063,175
Noncontrolling interests	391,515			319,285
Portion used to fund interest-earning assets	(7,823,310)			(5,840,411)

Total liabilities and total equity	$14,858,236			$11,326,341

Net interest income and margin		$420,186	3.08%		$384,354	3.73%

Total deposits	$12,028,327			$8,794,099

Average SVBFG stockholders’ equity as a percentage of average assets			8.28%			9.39%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,051)			(2,204)

Net interest income, as reported		$418,135			$382,150

(1)	Includes average interest-bearing deposits in other financial institutions of $217.4 million and $176.5 million for the years ended December 31, 2010 and 2009, respectively. For the years ended December 31, 2010 and 2009, balance also includes $3.5 billion and $3.1 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $686.8 million and $505.5 million for the years ended December 31, 2010 and 2009, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains (Losses) on Derivative Instruments, Net

	Three months ended					Year ended
				% change
(Dollars in thousands)	December 31, 2010	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009	% change
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$662	$420	$426	57.6%	55.4%	$1,914	$1,730	10.6%
Gains (losses) on internal foreign exchange forward contracts, net (2)	532	(2,987)	406	(117.8)	31.0	710	(2,258)	(131.4)

Total gains (losses) on foreign exchange forward contracts, net	1,194	(2,567)	832	(146.5)	43.5	2,624	(528)	NM
Change in fair value of interest rate swap	—	—	—	—	—	—	(170)	(100.0)
Net gains on other derivatives	280	62	—	NM	—	342	—	—
Equity warrant assets:
Gains on exercise, net	425	3,462	1,271	(87.7)	(66.6)	5,524	933	NM
Change in fair value (3):
Cancellations and expirations	(449)	(513)	(871)	(12.5)	(48.5)	(3,488)	(4,515)	(22.7)
Other changes in fair value	3,507	813	138	NM	NM	4,520	3,527	28.2

Total net gains (losses) on equity warrant assets (4)	3,483	3,762	538	(7.4)	NM	6,556	(55)	NM

Total gains (losses) on derivative instruments, net	$4,957	$1,257	$1,370	NM %	NM %	$9,522	$(753)	NM %

NM—Not meaningful.

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.
(2)	Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.
(3)	At December 31, 2010, we held warrants in 1,157 companies, compared to 1,158 companies at September 30, 2010 and 1,225 companies at December 31, 2009.
(4)	Includes net gains (losses) on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net (Income) Loss Attributable to Noncontrolling Interests.”

Net (Income) Loss Attributable to Noncontrolling Interests

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net interest (income) loss (1)	$(8)	$(2)	$(11)	$(28)	$18
Noninterest (income) loss (1)	(19,751)	(17,922)	(6,668)	(55,419)	26,278
Noninterest expense (1)	3,298	2,939	3,344	12,348	12,451
Carried interest (2)	(34)	333	(3)	1,233	(1,377)

Net (income) loss attributable to noncontrolling interests	$(16,495)	$(14,652)	$(3,338)	$(41,866)	$37,370

(1)	Represents noncontrolling interests share in net interest income, noninterest income and noninterest expense.
(2)	Represents the change in the preferred allocation of income we earn as general partners managing our managed funds, the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds, and the preferred allocation earned by the limited partners of one of our managed funds of funds.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Weighted average common shares outstanding—basic	42,067	41,931	36,476	41,774	33,901
Effect of dilutive securities:
Stock options	636	511	643	641	282
Restricted stock awards and units	100	71	95	63	—
3.875% convertible senior notes (1)	—	—	—	—	—
Warrants associated with 3.875% convertible senior notes (1)	—	—	—	—	—

Total effect of dilutive securities	736	582	738	704	282

Weighted average common shares outstanding—diluted	42,803	42,513	37,214	42,478	34,183

(1)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43. These notes are due on April 15, 2011 and the associated warrants expire ratably commencing on July 15, 2011.

Credit Quality

	Period end balances at
(Dollars in thousands)	December 31, 2010	September 30, 2010	December 31, 2009
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more still accruing interest	$44	$-	$2,456
Impaired loans	39,426	45,017	50,227

Total nonperforming loans	39,470	45,017	52,683
Other real estate owned	—	—	220

Total nonperforming assets	$39,470	$45,017	$52,903

Nonperforming loans as a percentage of total gross loans	0.71%	0.92%	1.15%
Nonperforming assets as a percentage of total assets	0.23	0.29	0.41

Allowance for loan losses	$82,627	$74,369	$72,450
As a percentage of total gross loans	1.48%	1.52%	1.58%
As a percentage of total gross nonperforming loans	209.34	165.20	137.52
Allowance for loan losses for total gross impaired loans	$6,936	$6,538	$8,868
As a percentage of total gross loans	0.12%	0.13%	0.19%
As a percentage of total gross nonperforming loans	17.57	14.52	16.83
Allowance for loan losses for total gross performing loans	$75,691	$67,831	$63,582
As a percentage of total gross loans	1.36%	1.38%	1.39%
As a percentage of total gross performing loans	1.37	1.40	1.40
Reserve for unfunded credit commitments (1)	$17,414	$15,892	$13,331
Total gross loans	5,567,205	4,900,129	4,582,966
Total gross performing loans	5,527,735	4,855,112	4,530,283
Total unfunded credit commitments	6,270,505	5,892,077	5,338,726

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other liabilities.”

Average Client Investment Funds (1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Client directed investment assets	$9,218	$9,171	$10,190	$9,279	$10,879
Client investment assets under management	7,080	6,803	5,911	6,432	5,659
Sweep money market funds	—	—	—	—	56

Total average client investment funds	$16,298	$15,974	$16,101	$15,711	$16,594

(1)	Client investment funds are maintained at third party financial institutions.

Period-end total client investment funds were $16.9 billion at December 31, 2010, compared to $16.1 billion at September 30, 2010 and $15.6 billion at December 31, 2009. The increases in average and period-end total client investment funds from the third quarter to the fourth quarter of 2010 was primarily due to an increase in client investment assets under management, mainly attributable to a combination of a stronger funding environment and an increase in existing client funding.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains (losses) on investment securities, non-GAAP operating efficiency ratio, non-GAAP non-marketable securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests—As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Non-tax deductible goodwill impairment charge of $4.1 million in the first quarter of 2009 resulting from changes in our outlook for future financial performance of eProsper.

•	Gains of $23.6 million and $1.1 million from the sales of certain agency and non-agency backed available-for-sale securities in the third quarter and second quarter of 2010, respectively.

•	Non-tax deductible charge of $11.4 million related to TARP repayment in the fourth quarter of 2009.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•

Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio—These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of the Company’s capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•

Non-GAAP operating efficiency ratio—This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense (excluding goodwill impairment for applicable periods) by total taxable equivalent income (excluding gains on sales of certain agency and non-agency backed available-for-sale securities for applicable periods), after reducing both amounts by taxable equivalent losses (income) attributable to noncontrolling interests for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests which we effectively do not receive the economic benefit or cost of, where indicated, or certain items that do not occur in every reporting period, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

	Three months ended			Year ended
(Dollars in thousands, except share amounts)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net income available to common stockholders	$17,487	$37,787	$6,044	$94,951	$22,674
Impairment of goodwill (1)	—	—	—	—	4,092
Gains on sales of available-for-sale securities (2)	—	(23,605)	—	(24,699)	—
Tax impact of gains on sales of available-for-sale securities	—	9,397	—	9,830	—
Non-cash charge related to CPP repayment (3)	—	—	11,412	—	11,412

Non-GAAP net income available to common stockholders	$17,487	$23,579	$17,456	$80,082	$38,178

GAAP earnings per common share—diluted	$0.41	$0.89	$0.16	$2.24	$0.66
Impact of impairment of goodwill (1)	—	—	—	—	0.12
Impact of gains on sales of available-for-sale securities (2)	—	(0.56)	—	(0.58)	—
Tax impact of gains on sales of available-for-sale securities	—	0.22	—	0.23	—
Impact of non-cash charge related to CPP repayment (3)	—	—	0.31	—	0.34

Non-GAAP earnings per common share—diluted	$0.41	$0.55	$0.47	$1.89	$1.12

Weighted average diluted common shares outstanding	42,802,817	42,512,515	37,214,151	42,478,340	34,182,728

(1)	Non-tax deductible goodwill impairment charge for eProsper recognized in the first quarter of 2009.
(2)	Gains on the sales of $492.9 million and $157.9 million in certain agency and non-agency backed available-for-sale securities in the third quarter and second quarter of 2010, respectively.
(3)	Non-tax deductible charge related to CPP repayment recognized in the fourth quarter of 2009.

	Three months ended			Year ended
Non-GAAP noninterest income, net of noncontrolling interests (dollars in thousands)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
GAAP noninterest income	$71,864	$86,236	$40,742	$247,530	$97,743
Less: income (losses) attributable to noncontrolling interests, including carried interest	19,785	17,589	6,671	54,186	(24,901)
Less: gains on sales of available-for-sale securities	—	23,605	—	24,699	—

Non-GAAP noninterest income, net of noncontrolling interests	$52,079	$45,042	$34,071	$168,645	$122,644

	Three months ended			Year ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (dollars in thousands)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
GAAP net gains (losses) on investment securities	$25,940	$46,611	$6,681	$93,360	$(31,209)
Less: gains (losses) on investment securities attributable to noncontrolling interests, including carried interest	19,427	16,817	5,853	52,586	(26,638)
Less: gains on sales of available-for-sale securities	—	23,605	—	24,699	—

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$6,513	$6,189	$828	$16,075	$(4,571)

	Three months ended			Year ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (dollars in thousands, except ratios)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
GAAP noninterest expense	$115,891	$104,171	$87,907	$422,818	$343,866
Less: amounts attributable to noncontrolling interests	3,298	2,939	3,344	12,348	12,451
Less: impairment of goodwill	—	—	—	—	4,092

Non-GAAP noninterest expense, net of noncontrolling interests	$112,593	$101,232	$84,563	$410,470	$327,323

GAAP taxable equivalent net interest income	$105,025	$106,851	$102,676	$420,186	$384,354
Less: income (losses) attributable to noncontrolling interests	8	2	11	28	(18)

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	105,017	106,849	102,665	420,158	384,372

Non-GAAP noninterest income, net of noncontrolling interests	52,079	45,042	34,071	168,645	122,644

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$157,096	$151,891	$136,736	$588,803	$507,016

Non-GAAP operating efficiency ratio	71.67%	66.65%	61.84%	69.71%	64.56%

Non-GAAP non-marketable securities, net of noncontrolling interests (dollars in thousands)	December 31, 2010	September 30, 2010	December 31, 2009
GAAP non-marketable securities	$721,520	$656,067	$553,531
Less: noncontrolling interests in non-marketable securities	423,400	375,988	320,523

Non-GAAP non-marketable securities, net of noncontrolling interests	$298,120	$280,079	$233,008

Non-GAAP tangible common equity and tangible assets (dollars in thousands, except ratios)	December 31, 2010	September 30, 2010	December 31, 2009
GAAP SVBFG stockholders’ equity	$1,274,350	$1,268,611	$1,128,343
Less: intangible assets	847	891	665

Tangible common equity	$1,273,503	$1,267,720	$1,127,678

GAAP total assets	$17,527,761	$15,660,069	$12,841,399
Less: intangible assets	847	891	665

Tangible assets	$17,526,914	$15,659,178	$12,840,734

Risk-weighted assets	$9,406,677	$8,358,860	$7,494,498
Tangible common equity to tangible assets	7.27%	8.10%	8.78%
Tangible common equity to risk-weighted assets	13.54	15.17	15.05